EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, entered into this          day of                , 1995, by
and between                            , a Pennsylvania Bank ('Bank'), and KEVIN
GALLAGHER ('Executive').

     WHEREAS, Bank desires to employ Executive as Executive Vice President and Chief Operating Officer, subject to the terms and conditions of this Agreement, and

     WHEREAS, Executive desires to be employed in such capacity by Bank;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

          1. Term. This Agreement shall commence upon the date hereof and shall continue until terminated as provided for in Paragraph 4 below.

          2. Duties and Employment. The Bank hereby employs Executive as Executive Vice President and Chief Operating Officer of the Bank pursuant to the terms hereof. Executive shall faithfully perform such duties as are customarily required of an Executive Vice President and Chief Operating Officer and shall devote his entire working time, energy and attention to those duties and to such other appropriate duties as may be assigned to him by the President and the Board of Directors of the Bank (the 'Board').

          3. Compensation.

          (a) Regular Compensation. For all services rendered by Executive under this Agreement, Bank shall pay Executive in accordance with the normal payment practices of Bank an annual salary of One Hundred Five Thousand Dollars ($105,000).

          (b) Compensation Plans. Executive shall be eligible to participate in any bonus stock purchase or grant, stock option, deferred compensation or other compensation plans presently or hereafter maintained by the Bank for its senior executives. Eligibility in no way guarantees Executive's receipt of any bonus, stock grant, stock option or other compensation pursuant to such plans, which is in the sole discretion of the Board or its designated Compensation Committee or any committee performing a similar function. Executive shall also be eligible to participate in any retirement or savings plan presently or hereafter maintained for the benefit of all employees of Bank.

          (c) Benefits. Bank shall maintain such basic medical, hospitalization and major medical insurance coverage for Executive and his dependents as it maintains for its Executives from time to time. During the term hereof, the Bank shall, at its expense, provide the Executive with term life insurance coverage for his benefit, or his named beneficiary's benefit, in principal amount at least equal to twice his then current base salary hereunder. Executive shall be entitled to four (4) weeks paid vacation during the term hereof, or any extension thereof.

          (d) Automobile Allowance. During the term of this Agreement, the Bank shall provide the Executive, at the Bank's expense and for the Executive's use, a mid-size American automobile. During the term hereof, Bank shall provide at the Bank's expense and for the Executive's use, an acceptable parking place.

          (e) Travel Expense. During the term of this Agreement, Executive shall be reimbursed for normal and reasonable travel expenses incurred on behalf of the Bank.

          (f) Entertainment Expense. Executive will be reimbursed for all reasonable expenses incurred by Executive in fulfillment of his duties on behalf of the Bank, including entertainment, business meals and the like.

          (g) Approvals. All expenses incurred by the Executive under subparagraphs (e) and (f) hereof must be approved by the Chairman or President of the Bank or the Chairman of the parent company of the Bank.

          4. Termination.

          (a) This Agreement shall terminate on the day before the first anniversary of the date hereof (the 'Termination Date'). This Agreement shall be renewed automatically for additional one year terms from year to year on the anniversary hereof (also a 'Termination Date'), unless either party gives the other party written notice of an intention to terminate at least ninety (90) days prior to the Termination Date.

          (b) This Agreement shall automatically terminate upon the death of Executive.

          (c) This Agreement shall automatically terminate upon Executive's 'total disability', defined as the inability of the Executive to provide meaningful services to the Bank in the judgment of the Chief Executive Officer or the Board of the Bank, for ninety (90) days in any 180 day period or any consecutive forty-five (45) day period.

          If the Company and the Executive disagree as to the Executive's status of Total Disability, the Executive shall be examined by a physician appointed jointly by a physician for the Company and a physician for the Executive, and the decision of such physician jointly chosen shall be binding upon the Company and the Executive. The fees and expenses of the physician so jointly selected shall be paid by the Company. In the event that the physician for the Company and the Executive cannot mutually agree on an examining physician, then such physician shall be chosen by the Philadelphia County Medical Society. The fees and expenses of the physician so chosen shall be paid by the Company.

          (d) In the event the Executive is found to have engaged in conduct detrimental to the Bank in the sole discretion of the Board, the Bank shall notify the Executive stating the nature of the conduct. In the event that the Executive fails to cure such conduct to the satisfaction of the Board within thirty days from the date of such notice, the Bank may terminate Executive at the end of such thirty day period.

          5. Payments to Executive Upon Termination.

          (a) In the event of the termination of Executive's employment pursuant to Paragraphs 4(a), (b) or (c), as consideration for Executive's services to Bank prior to Executive's termination, Bank shall continue to pay to Executive, or to his estate, as the case may be, for the duration of the Severance Period, such compensation in such manner as had been received by Executive immediately prior to termination. The 'Severance Period' for purposes of Paragraph 4(a), (b) and shall (c) be a period of time commencing at the termination and continuing for the greater of (i) the remaining term of this Agreement, or (ii) ninety (90) days. In the event of the termination of Executive's employment pursuant to Paragraph 4(d), Bank shall not be obligated to pay any compensation to Executive following such termination.

          (b) Bank shall have the option to accelerate payment of the sum(s) due during the Severance Period and to pay such sum(s) in such lump payment(s) as Bank shall deem appropriate, provided that all such payments shall be made during the Severance Period and the amount of such payments shall not be greater than would have resulted from payment in accordance with Bank's standard practices.

          6. Confidentiality. Executive acknowledges that, in the course of his employment by Bank, he will have access to confidential information, trade secrets, and unique business procedures which are the valuable property of Bank. Executive agrees not to disclose for any reason, directly or indirectly, any confidential, trade secret or other proprietary information, as determined by Bank in its reasonable discretion, at any time, during or after the period Executive is employed by Bank, for any purpose other than to perform his assigned duties on behalf of Bank.

          7. Remedy. Bank and Executive acknowledge and agree that any breach of Paragraph 6 of this Agreement by Executive would cause irreparable injury to Bank and that Bank's remedy at law for any breach of any of Executive's obligations hereunder would be inadequate, and

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     Executive agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of Paragraph 6 hereof without necessity of proof that Bank's remedy at law is inadequate.

          8. Notices. Any and all notices, designations, consents, offers, acceptances, or any other communications provided for herein shall be given in writing by registered or certified mail, return receipt requested at the addresses set forth below.

          If to the Bank:

          If to the Executive:

     or to such other addresses as either party may designate by notice in writing as provided herein.

          9. Invalid Provisions. The invalidly or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

          10. Modification. No change or modification of this Agreement shall be enforceable against any party unless the same be in writing and signed by the party against whom enforcement is sought.

          11. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matters hereof, and supersedes all prior agreements and understandings with respect thereto.

          12. Headings. Any headings preceding the text of the several paragraphs hereof are inserted solely for the convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

          13. Successors; Assigns. This Agreement shall inure to the benefit of and be binding upon the parties herein, and their respective heirs, executors, administrators, successors and, to the extent permitted herein, assigns. Notwithstanding the foregoing, Executive may not assign his rights, or delegate his duties, hereunder.

          14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals the date and year above first written.

Attest:

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
                                                     By:
Secretary                                            ROLF A. STENSRUD, PRESIDENT

(CORPORATE SEAL)

                                                     (SEAL)
Witness                                              KEVIN GALLAGHER
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